Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES ANNOUNCES
CONTRACT TO SUPPLY A LEKSELL GAMMA KNIFE PERFEXION SYSTEM
TO SMILOW CANCER HOSPITAL AT YALE-NEW HAVEN
San Francisco, CA, May 27, 2009 — AMERICAN SHARED HOSPITAL SERVICES (AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, announced today that it has entered into a contract to supply a Leksell Gamma Knife® Perfexion™ system to Smilow Cancer Hospital at Yale-New Haven, New Haven, Connecticut. This new Perfexion system, the seventh placed by AMS to date, will replace an existing Gamma Knife supplied by AMS and is expected to begin treating patients in the fourth quarter of 2009.
The 14-story, 500,000-square-foot Smilow Cancer Hospital is scheduled to open in October 2009, and will be the most comprehensive cancer care facility between Boston and New York City.
The Leksell Gamma Knife Perfexion system refines and expands the therapeutic potential for radiosurgery procedures in the brain, skull, cervical spine and head & neck regions, and is widely regarded as the most advanced stereotactic radiosurgery system available today.
AMS Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, “Yale-New Haven Hospital has been a Gamma Knife customer of ours for over ten years. We are pleased that our creative financing solutions have made possible this upgrade to next-generation radiosurgery technology at an affordable price.”
About Leksell Gamma Knife® Perfexion™
Leksell Gamma Knife Perfexion maintains full clinical compatibility with the classic Leksell Gamma Knife and is supported by efficacy and outcome data from over 500,000 treated patients worldwide and thousands of peer-reviewed scientific articles, making it a proven choice for radiosurgery of the brain. According to Elekta, Leksell Gamma Knife Perfexion reduces unwanted body dose to the patient by up to 100 times compared with competing technologies, which is particularly important for treatment of children and women of childbearing age, and allows for a dramatically increased treatable volume, which is expected to increase the number of patients that can benefit from Gamma Knife surgery. Elekta estimates that the fully automated and efficient single push-button approach can save 3-5 working weeks of physician time per year at an average Gamma Knife center.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its preferred stock investment in Still River Systems, AMS also plans to complement these services with the Monarch 250TM proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended March 31, 2009.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com